Exhibit 99.1

WEX Inc. Reports Third Quarter 2023 Financial Results

Q3 revenue increased 6% year-over-year to a record $651 million, driven by 34% growth in the Benefits segment and 19% in the Corporate Payments segment

Q3 GAAP net income was $0.42 per diluted share; Q3 adjusted net income was $4.05 per diluted share

Q3 GAAP operating income margin of 26.8% and adjusted operating income margin of 41.8%

Raises full-year 2023 financial guidance

PORTLAND, Maine--(BUSINESS WIRE)--October 26, 2023--WEX (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today reported financial results for the three months ended September 30, 2023.

“The third quarter marked another strong period of financial results for WEX along with meaningful progress against our strategic initiatives. I'm delighted to share that we were able to deliver record highs for quarterly revenue and adjusted net income per diluted share, even with fuel price headwinds, reflecting our strong momentum and resilient business model,” said Melissa Smith, WEX’s Chair, Chief Executive Officer, and President.

“I am also excited to announce that we entered into a definitive agreement to purchase Payzer, a leader in field service management software that will extend our ability to serve our current Mobility customer base. In addition, we continue to advance our EV strategy, including the expansion of our DriverDash™ mobile app to include EV functionality. Overall, our performance this quarter positions us well to drive growth across the business heading into the end of the year.”

Third Quarter 2023 Financial Results

Total revenue for the third quarter of 2023 increased 6% to $651.4 million from $616.1 million for the third quarter of 2022. The revenue increase in the quarter includes a $31.9 million unfavorable impact from fuel prices and spreads and a $5.3 million favorable impact from foreign exchange rates.

Net income attributable to shareholders on a GAAP basis increased by $62.5 million to a net income of $18.4 million, or $0.42 per diluted share, for the third quarter of 2023, compared with net loss of $44.1 million, or $1.00 per diluted share, for the third quarter of 2022. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $176.8 million for the third quarter of 2023, or $4.05 per diluted share, up 15% per diluted share from $157.8 million, or $3.51 per diluted share, for the same period last year. GAAP operating income margin for the third quarter of 2023 was 26.8% compared to 3.5% for the prior year comparable period. Adjusted operating income margin was 41.8% in the third quarter of 2023 compared to 39.1% for the prior year comparable period. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders, adjusted net income attributable to shareholders per diluted share, and adjusted operating income to the most directly comparable GAAP financial measures. See Exhibit 5 for information on the calculation of adjusted operating income margin.

Third Quarter 2023 Performance Metrics

  Total volume across all segments was $61.9 billion, an increase of 7.6% from the third quarter of 2022.
  Mobility payment processing transactions decreased 0.5% from the third quarter of 2022 to 144.6 million.
  Average number of vehicles serviced was approximately 19.1 million, an increase of 4% from the third quarter of 2022.
  Benefits’ average number of Software-as-a-Service (SaaS) accounts grew 9% to 19.9 million from 18.2 million in the third quarter of 2022.
  Average HSA custodial cash assets in the third quarter of 2023 were $3.9 billion, which is 23% higher than $3.2 billion a year ago.
  Corporate Payments’ purchase volume grew 35% to $27.9 billion from $20.7 billion in the third quarter of 2022.
  Cash flows from operating activities through the third quarter of this year were $146.0 million. Adjusted free cash flow, which is a non-GAAP measure, was $391.6 million for the same period. Please see Exhibit 1 for a reconciliation of cash flows from operating activities to this non-GAAP measure.

“We continued to execute against our strategic initiatives and drive strong financial results in the third quarter, all while remaining resilient in an uncertain macroeconomic environment,” said Jagtar Narula, WEX’s Chief Financial Officer. “We are in the enviable position of deploying capital across a number of fronts, including strategic efforts to grow the business, opportunistically returning capital to our shareholders through stock buybacks, and funding acquisitions that expand our addressable market. Because of the significant amount of cash we generate, we are able to do all of this while maintaining a solid balance sheet with low leverage. To that end, I'm excited to share that we are again raising our full year guidance for both revenue and earnings.”

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the fourth quarter of 2023, the Company expects revenue in the range of $650 million to $660 million and adjusted net income attributable to shareholders in the range of $3.65 to $3.75 per diluted share.
  For the full year 2023, the Company now expects revenue in the range of $2.53 billion to $2.54 billion, up from the prior guidance range of $2.50 billion to $2.52 billion. Adjusted net income attributable to shareholders is now expected to be in the range of $14.64 to $14.74 per diluted share, an increase from the prior guidance range of $14.15 to $14.35 per diluted share.

Fourth quarter and full year 2023 guidance is based on assumed average U.S. retail fuel prices of $3.80 and $3.83 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of October 16, 2023. Our guidance assumes approximately 44.4 million fully diluted shares outstanding for the full year.

The Company's adjusted net income attributable to shareholders guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, and certain tax related items. We are unable to reconcile our adjusted net income attributable to shareholders guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Payzer Acquisition

In a separate press release issued today, WEX announced the signing of an agreement to acquire Payzer, a high growth, cloud-based, field service management software provider. The acquisition will advance WEX’s growth strategy of expanding its product suite and creating additional cross-sell opportunities by providing a new, scalable SaaS solution for its approximately 150,000 small business customers who operate field service companies.

Additional Information

Management uses the non-GAAP measures presented within this earnings release to evaluate the Company’s performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release: in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release; in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and nine months ended September 30, 2023; and in Exhibit 3, a table of selected other metrics for the quarter ended September 30, 2023 and the four preceding quarters. See segment revenue for the three and nine months ended September 30, 2023 and 2022 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 26, 2023, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (888) 510-2008 or (646) 960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements

This earnings release includes forward-looking statements including, but not limited to, statements about management’s plans, goals, and guidance and assumptions with respect to future financial performance of the Company. Any statements in this earnings release that are not statements of historical facts are forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this earnings release and in oral statements made by our authorized officers: the impact of fluctuations in demand for fuel and the volatility, and prices, of fuel, including fuel spreads in the Company’s international markets, and the resulting impact on the Company’s margins, revenues and net income; the effects of general economic conditions, including a decline in demand for fuel, corporate payment services, travel related services, or healthcare related products and services; failure to implement new technologies and products; breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on its reputation, liabilities or relationships with customers or merchants; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the failure to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements; the impact and size of credit losses, including fraud losses, and other adverse effects if the Company fails to adequately assess and monitor credit risk or fraudulent use of our payment cards or systems; changes in interest rates, including those which we must pay for our deposits, and the rate of inflation; the effect of adverse financial conditions affecting the banking system; the failure to adequately safeguard custodial HSA assets; the failure of corporate investments to result in any anticipated economic or strategic value; the extent to which unpredictable events in the locations in which the Company or the Company’s customers operate or elsewhere may adversely affect the Company’s employees, ability to conduct business, results of operations and financial condition; the failure to comply with the applicable requirements of Mastercard or Visa contracts and rules; the failure to comply with the Treasury Regulations applicable to non-bank custodians; the ability to attract and retain employees; the ability of the Company to protect its proprietary rights; the ability to incorporate artificial intelligence in our business successfully and ethically; limitations on or compression of interchange fees; the effects of the Company’s business expansion and acquisition efforts; the failure to achieve commercial and financial benefits as a result of our strategic minority equity investments; the impact of changes to the Company’s credit standards; the impact of foreign currency exchange rates on the Company’s operations, revenue and income and other risks associated with operations outside the United States; the impact of the Company’s debt instruments on the Company’s operations; the impact of leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of the Company’s outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the impact of regulatory capital requirements and other regulatory requirements on the operations of WEX Bank or its ability to make payments to WEX Inc.; the possible dilution to the Company’s stockholders caused by the issuance of additional shares of common stock or equity-linked securities; the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on February 28, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the Securities and Exchange Commission on April 27, 2023 and July 27, 2023, respectively, and subsequent filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of the initial filing of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenues
Payment processing revenue	$313.3	$309.0	$901.9	$860.8
Account servicing revenue	161.5	138.3	475.1	415.9
Finance fee revenue	77.1	96.7	234.2	260.6
Other revenue	99.5	72.1	273.5	194.6
Total revenues	651.4	616.1	1,884.7	1,731.9
Cost of services
Processing costs	156.4	146.3	451.7	416.3
Service fees	18.5	16.6	54.7	47.2
Provision for credit losses	9.4	54.0	77.5	121.9
Operating interest	25.3	7.9	57.6	13.4
Depreciation and amortization	25.5	27.3	75.9	79.9
Total cost of services	235.1	252.1	717.4	678.6
General and administrative	116.6	86.5	311.7	248.7
Sales and marketing	82.8	80.9	241.6	235.3
Depreciation and amortization	42.0	38.9	125.4	118.2
Impairment charges	—	136.5	—	136.5
Operating income	174.9	21.3	488.6	314.7
Financing interest expense	(41.6)	(34.4)	(122.4)	(95.9)
Change in fair value of contingent consideration	(3.2)	(30.3)	(6.2)	(135.1)
Loss on extinguishment of Convertible Notes	(70.1)	—	(70.1)	—
Net foreign currency loss	(7.8)	(23.4)	(9.4)	(37.8)
Net unrealized (loss) gain on financial instruments	(7.8)	23.5	(20.1)	90.3
Income (loss) before income taxes	44.4	(43.3)	260.4	136.1
Income tax expense	26.0	0.8	78.7	57.3
Net income (loss)	18.4	(44.1)	181.7	78.8
Less: Net income from non-controlling interests	—	—	—	0.3
Net income (loss) attributable to WEX Inc.	$18.4	$(44.1)	$181.7	$78.5
Change in value of redeemable non-controlling interest	—	—	—	34.2
Net income (loss) attributable to shareholders	$18.4	$(44.1)	$181.7	$112.7

Net income (loss) attributable to shareholders per share:
Basic	$0.43	$(1.00)	$4.23	$2.53
Diluted	$0.42	$(1.00)	$4.18	$2.51
Weighted average common shares outstanding:
Basic	42.9	44.2	43.0	44.6
Diluted	43.4	44.2	43.5	45.0

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$957.8	$922.0
Restricted cash	1,159.1	937.8
Accounts receivable, net	4,053.5	3,275.7
Investment securities	2,625.2	1,395.3
Securitized accounts receivable, restricted	147.2	143.2
Prepaid expenses and other current assets	189.0	143.3
Total current assets	9,131.8	6,817.1
Property, equipment and capitalized software	228.9	202.2
Goodwill and other intangible assets	4,240.3	4,202.5
Investment securities	46.8	48.0
Deferred income taxes, net	11.6	13.4
Other assets	241.0	246.0
Total assets	$13,900.4	$11,529.2

Liabilities and Stockholders’ Equity
Accounts payable	$1,742.7	$1,365.8
Accrued expenses and other current liabilities	745.1	643.9
Restricted cash payable	1,158.4	937.1
Short-term deposits	4,252.8	3,144.6
Short-term debt, net	957.3	202.6
Total current liabilities	8,856.3	6,294.1
Long-term debt, net	2,650.1	2,522.2
Long-term deposits	115.5	334.2
Deferred income taxes, net	140.5	142.2
Other liabilities	441.7	587.1
Total liabilities	12,204.1	9,879.7
Total stockholders’ equity	1,696.3	1,649.5
Total liabilities and stockholders’ equity	$13,900.4	$11,529.2

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Net cash provided by operating activities	$ 146.0	$ 106.6
Cash flows from investing activities
Purchases of property, equipment and capitalized software	(101.7)	(75.5)
Purchase of other investments	(5.0)	—
Purchases of securities	(1,448.6)	(633.0)
Sales and maturities of securities	144.1	48.0
Acquisition of intangible assets	(4.5)	(3.3)
Acquisitions, net of cash and restricted cash acquired	(155.7)	—
Net cash used for investing activities	(1,571.4)	(663.9)
Cash flows from financing activities
Other financing activities	(3.4)	(13.3)
Purchase of treasury shares	(152.6)	(149.6)
Net change in deposits	889.9	960.6
Net change in restricted cash payable [1]	213.1	350.1
Payments of deferred and contingent consideration	(52.2)	—
Repurchase of Convertible Notes	(368.9)	—
Net debt activity [2]	1,179.4	(44.2)
Net cash provided by financing activities	1,705.3	1,103.5
Effect of exchange rates on cash, cash equivalents and restricted cash	(22.8)	(101.5)
Net change in cash, cash equivalents and restricted cash	257.1	444.7
Cash, cash equivalents and restricted cash, beginning of period	1,859.8	1,256.8
Cash, cash equivalents and restricted cash, end of period	$ 2,116.9	$ 1,701.5

1 The change in restricted cash payable for the nine months ended September 30, 2022 has been reclassified from net cash provided by operating activities to net cash provided by financing activities to conform to the current period presentation.

2 Net activity on debt includes: borrowings on revolving credit facility; repayments on revolving credit facility; repayments on term loans; borrowings on BTFP; repayments on BTFP; net change in borrowed federal funds; and net borrowings on other debt.

Exhibit 1 Reconciliation of Non-GAAP Measures (in millions, except per share data)
(unaudited)

Reconciliation of GAAP Net Income (Loss) Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended September 30,
	2023		2022
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$18.4	$0.42	$(44.1)	$(1.00)
Unrealized loss (gain) on financial instruments	7.8	0.18	(23.5)	(0.53)
Net foreign currency loss	7.8	0.18	23.4	0.53
Change in fair value of contingent consideration	3.2	0.07	30.3	0.69
Acquisition-related intangible amortization	45.2	1.04	42.5	0.96
Other acquisition and divestiture related items	5.1	0.12	4.1	0.09
Stock-based compensation	31.9	0.74	27.9	0.63
Other costs	15.1	0.35	8.8	0.20
Impairment charges	—	—	136.5	3.09
Debt restructuring and debt issuance cost amortization	74.4	1.71	4.7	0.11
Tax related items	(32.1)	(0.74)	(52.8)	(1.19)
Dilutive impact of stock awards[1]	—	—	—	(0.02)
Dilutive impact of convertible debt[2]	—	(0.02)	—	(0.05)
Adjusted net income attributable to shareholders	$176.8	$4.05	$157.8	$3.51
	Nine Months Ended September 30,
	2023		2022
		per diluted share		per diluted share
Net income attributable to shareholders	$181.7	$4.18	$112.7	$2.51
Unrealized loss (gain) on financial instruments	20.1	0.46	(90.3)	(2.01)
Net foreign currency loss	9.4	0.22	37.8	0.84
Change in fair value of contingent consideration	6.2	0.14	135.1	3.00
Acquisition-related intangible amortization	133.6	3.07	127.7	2.84
Other acquisition and divestiture related items	7.6	0.17	15.1	0.34
Stock-based compensation	94.5	2.17	78.4	1.74
Other costs	28.6	0.66	24.9	0.55
Impairment charges	—	—	136.5	3.03
Debt restructuring and debt issuance cost amortization	83.9	1.93	12.7	0.28
ANI adjustments attributable to non-controlling interests	—	—	(34.6)	(0.77)
Tax related items	(83.7)	(1.92)	(98.0)	(2.18)
Dilutive impact of convertible debt[2]	—	(0.09)	—	(0.08)
Adjusted net income attributable to shareholders	$481.9	$10.99	$458.2	$10.09

1 As the Company reported a net loss for the three months ended September 30, 2022 under U.S. Generally Accepted Accounting Principles (“GAAP”), the diluted weighted average shares outstanding equals the basic weighted average shares outstanding for that period. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the three months ended September 30, 2022. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

2 The dilutive impact of the Convertible Notes has been calculated under the ‘if-converted’ method for the periods through which they were outstanding. Under the ‘if-converted’ method, interest expense, net of tax, associated with our Convertible Notes of $1.8 million and $9.5 million and $3.8 million and $11.3 million was added back to adjusted net income for the three and nine months ended September 30, 2023 and 2022, respectively. For the reported quarter-to-date and year-to-date periods of 2022 presented, approximately 1.6 million shares of the Company’s common stock associated with the assumed conversion of the Convertible Notes as of the beginning of the period was included in the calculations of adjusted net income per diluted share, as the effect of including such adjustments was dilutive. For the three and nine months ended September 30, 2023, approximately 0.7 million and 1.3 million shares of the Company’s common stock associated with the assumed conversion of the Convertible Notes (prior to repurchase and cancellation) was included in the calculation of adjusted net income per dilutive share, respectively, as the effect of including such adjustments was dilutive. The total number of shares used in calculating adjusted net income attributable to shareholders per diluted share for the three and nine months ended September 30, 2023 was 44.1 million and 44.7 million, respectively. The total number of shares used in calculating adjusted net income attributable to shareholders per diluted share for the three and nine months ended September 30, 2022 is 46.0 million and 46.5 million, respectively.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating income	$174.9	$21.3	$488.6	$314.7
Unallocated corporate expenses	29.1	23.9	76.8	63.9
Acquisition-related intangible amortization	45.2	42.5	133.6	127.7
Other acquisition and divestiture related items	5.1	4.1	7.6	15.1
Stock-based compensation	31.9	27.9	94.5	78.4
Other costs	15.1	8.9	28.6	25.0
Impairment charges	—	136.5	—	136.5
Total segment adjusted operating income	$301.3	$265.1	$829.7	$761.3
Unallocated corporate expenses	(29.1)	(23.9)	(76.8)	(63.9)
Adjusted operating income	$272.2	$241.2	$752.9	$697.4

The Company's non-GAAP adjusted net income attributable to shareholders excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, change in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, impairment charges, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests, and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, impairment charges and other costs. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income attributable to shareholders, adjusted operating income, and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses total segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a non-GAAP basis that excludes the items specified above for the reasons discussed below:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future periods difficult to evaluate;
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency economic hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations;
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to HSAs, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future periods difficult to evaluate;
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration-related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in our industry;
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time;
  Other costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes non-recurring professional service costs, costs related to certain identified initiatives, including restructuring and technology initiatives, to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations, all with an objective to improve scale and efficiency and increase profitability going forward.
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company’s continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in its industry;
  Debt restructuring and debt issuance cost amortization, which for the three and nine months ended September 30, 2023 includes the loss on extinguishment of Convertible Notes, are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry;
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business;
  The tax related items are the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income attributable to shareholders tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision; and
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income attributable to shareholders, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company’s performance. However, because adjusted net income attributable to shareholders, adjusted operating income, and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income attributable to shareholders, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Reconciliation of GAAP Operating Cash Flow to Adjusted Free Cash Flow

The Company’s non-GAAP adjusted free cash flow is calculated as cash flows from operating activities, adjusted for net purchases of current investment securities, capital expenditures, the change in net deposits, changes in borrowings under the BTFP and borrowed federal funds and certain other adjustments which, for the nine months ended September 30, 2023, reflects an adjustment for contingent consideration paid to sellers in excess of acquisition-date fair value. Although non-GAAP adjusted free cash flow is not calculated in accordance with GAAP, WEX believes that adjusted free cash flow is a useful measure for investors to further evaluate our results of operations because (i) adjusted free cash flow indicates the level of cash generated by the operations of the business, which excludes consideration paid on acquisitions, after appropriate reinvestment for recurring investments in property, equipment and capitalized software that are required to operate the business; (ii) changes in net deposits occur on a daily basis as a regular part of operations; (iii) borrowings under the BTFP and borrowed federal funds are primarily used as a replacement for brokered deposits as part of our accounts receivable funding strategy; and (iv) purchases of current investment securities are made as a result of deposits gathered operationally. However, because adjusted free cash flow is a non-GAAP measure, it should not be considered as a substitute for, or superior to, operating cash flow as determined in accordance with GAAP. In addition, adjusted free cash flow as used by WEX may not be comparable to similarly titled measures employed by other companies.

The following table reconciles GAAP cash flows from operating activities to adjusted free cash flow:

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities, as reported	$146.0	$106.6
Adjustments to cash flows from operating activities:
Other	1.5	—
Adjusted for certain investing and financing activities:
Increases in net deposits	889.9	960.6
Increases in borrowings under the BTFP	500.0	—
Increases in borrowed federal funds	260.1	—
Less: Purchases of current investment securities, net of sales and maturities	(1,304.2)	(584.8)
Less: Capital expenditures	(101.7)	(75.5)
Adjusted free cash flow	$391.6	$406.8

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income Attributable to Shareholders (in millions, except per share data) (unaudited)

The tables below show the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Mobility		Corporate Payments		Benefits		Total WEX Inc.
	Three months ended September 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Reported revenue	$350.1	$378.1	$135.2	$114.0	$166.1	$124.1	$651.4	$616.1
FX impact (favorable) / unfavorable	$(0.6)		$(4.7)		$—		$(5.3)
PPG impact (favorable) / unfavorable	$31.9		$—		$—		$31.9
	Nine months ended September 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Reported revenue	$1,032.6	$1,076.5	$361.9	$291.6	$490.2	$363.8	$1,884.7	$1,731.9
FX impact (favorable) / unfavorable	$2.7		$(3.9)		$—		$(1.3)
PPG impact (favorable) / unfavorable	$83.5		$—		$—		$83.5

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on adjusted net income attributable to shareholders:

	Segment Estimated Adjusted Net Income Attributable to Shareholders Impact
	Mobility		Corporate Payments		Benefits
	Three months ended September 30,
	2023	2022	2023	2022	2023	2022
FX impact (favorable) / unfavorable	$0.8		$(3.5)		$—
PPG impact (favorable) / unfavorable	$21.5		$—		$—
	Nine months ended September 30,
	2023	2022	2023	2022	2023	2022
FX impact (favorable) / unfavorable	$2.1		$(3.8)		$0.1
PPG impact (favorable) / unfavorable	$54.0		$—		$—

To determine the estimated adjusted net income attributable to shareholders impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates.

To determine the estimated adjusted net income attributable to shareholders impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Other Metrics (in millions, except rate statistics) (unaudited)
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Mobility:
Payment processing transactions (1)	144.6	142.4	137.5	139.2	145.3
Payment processing gallons of fuel (2)	3,687.2	3,664.5	3,577.0	3,610.2	3,729.7
Average US fuel price (US$ / gallon)	$3.97	$3.68	$3.86	$4.34	$4.54
Payment processing $ of fuel (3)	$14,945.1	$13,779.8	$14,144.4	$15,936.6	$17,205.4
Net payment processing rate (4)	1.18%	1.25%	1.21%	1.11%	1.10%
Payment processing revenue	$176.9	$172.1	$171.5	$177.4	$188.6
Net late fee rate (5)	0.44%	0.48%	0.50%	0.56%	0.48%
Late fee revenue (6)	$66.4	$66.3	$70.2	$90.0	$83.2
Corporate Payments:
Purchase volume (7)	$27,860.1	$22,901.3	$18,634.7	$17,085.1	$20,657.0
Net interchange rate (8)	0.42%	0.46%	0.48%	0.58%	0.49%
Payment solutions processing revenue	$115.7	$104.8	$90.1	$98.5	$101.5
Benefits:
Purchase volume (9)	$1,501.3	$1,715.9	$1,928.5	$1,374.4	$1,350.5
Average number of SaaS accounts (10)	19.9	19.5	20.3	18.5	18.2

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX where the Company maintains the receivable for the total purchase.

(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

(3) Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

(4) Net payment processing rate represents the percentage of each payment processing dollar of fuel transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

(7) Purchase volume represents the total dollar value of all WEX-issued transactions that use WEX corporate card products and virtual card products.

(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(9) Purchase volume represents the total dollar value of all transactions where interchange is earned by WEX.

(10) Average number of SaaS accounts represents the number of active consumer-directed health, COBRA, and billing accounts on our SaaS platforms.

Exhibit 4 Segment Revenue Information (in millions) (unaudited)

	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Mobility	2023	2022	Amount	Percent	2023	2022	Amount	Percent
Revenues
Payment processing revenue	$176.9	$188.6	$(11.7)	(6)%	$520.6	$542.9	$(22.3)	(4)%
Account servicing revenue	$42.5	41.6	0.9	2%	123.6	127.9	(4.3)	(3)%
Finance fee revenue	$76.8	96.5	(19.7)	(20)%	233.5	260.0	(26.5)	(10)%
Other revenue	$53.9	51.4	2.5	5%	154.9	145.7	9.2	6%
Total revenues	$350.1	$378.1	$(28.0)	(7)%	$1,032.6	$1,076.5	$(43.9)	(4)%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Corporate Payments	2023	2022	Amount	Percent	2023	2022	Amount	Percent
Revenues
Payment processing revenue	$115.8	$101.5	$14.3	14%	$310.6	$255.2	$55.4	22%
Account servicing revenue	10.5	10.7	(0.2)	(2)%	31.7	31.9	(0.2)	(1)%
Finance fee revenue	0.2	0.2	—	NM	0.5	0.5	—	NM
Other revenue	8.7	1.5	7.2	468%	19.1	4.0	15.1	378%
Total revenues	$135.2	$114.0	$21.2	19%	$361.9	$291.6	$70.3	24%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Benefits	2023	2022	Amount	Percent	2023	2022	Amount	Percent
Revenues
Payment processing revenue	$20.6	$18.9	$1.7	9%	$70.7	$62.7	$8.0	13%
Account servicing revenue	108.5	85.9	22.6	26%	319.8	256.1	63.7	25%
Finance fee revenue	0.1	—	0.1	NM	0.2	0.1	0.1	92%
Other revenue	36.9	19.2	17.7	93%	99.5	44.9	54.6	122%
Total revenues	$166.1	$124.1	$42.0	34%	$490.2	$363.8	$126.4	35%

NM = not meaningful

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in millions) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022
Mobility	$159.6	$174.5	45.6%	46.2%
Corporate Payments	82.9	60.3	61.3%	52.9%
Benefits	58.8	30.3	35.4%	24.4%
Total segment adjusted operating income	$301.3	$265.1	46.3%	43.0%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Mobility	$448.7	$527.6	43.5%	49.0%
Corporate Payments	198.4	139.6	54.8%	47.9%
Benefits	182.6	94.1	37.3%	25.9%
Total segment adjusted operating income	$829.7	$761.3	44.0%	44.0%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income to total segment adjusted operating income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted operating income	$272.2	$241.2	$752.9	$697.4
Adjusted operating income margin (1)	41.8%	39.1%	39.9%	40.3%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenues of the entire Company as shown on the Condensed Consolidated Statement of Operations. See Exhibit 1 for a reconciliation of GAAP operating income to adjusted operating income.

Contacts

News media:
WEX
Julie Lydon, 415-816-9397
Julie.Lydon@wexinc.com

or

Investors:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com